Exhibit 99.1

CUSIP No. 75629V104

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G with respect to the Class A Common Stock, par value $0.00001 per share, of Recursion Pharmaceuticals, Inc., to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed, either manually or electronically, in one or more counterparts.

Dated: May 22, 2023	KINNEVIK AB

	By:	/s/ Samuel Sjostrom
	Name:	Samuel Sjostrom
	Title:	Chief Financial Officer

Dated: May 22, 2023	INVIK S.A.

	By:	/s/ Mikael Holmberg
	Name:	Mikael Holmberg
	Title:	Director